Exhibit 10.1

LEAR CORPORATION
2019 LONG-TERM STOCK INCENTIVE PLAN

2020 PERFORMANCE-BASED RESTRICTED STOCK UNIT “CAREER SHARES” AWARD AGREEMENT
This PERFORMANCE-BASED RESTRICTED STOCK UNIT “CAREER SHARES” AWARD AGREEMENT (the “Award Agreement”) is entered into as of ____________ __, 2020 (the “Grant Date”), by and between Lear Corporation (the “Company”) and the individual whose name appears on the signature page hereof (the “Participant”). The parties hereto agree as follows:

1.Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Lear Corporation 2019 Long-Term Stock Incentive Plan (the “Plan”).

2.Grant. As of the Grant Date, the Participant will be credited with ___________ performance-based Restricted Stock Units (“PRSUs”). Each PRSU is a notional amount that represents one unvested Share. Each PRSU constitutes the right, subject to the terms and conditions of the Plan and this Award Agreement, to distribution of a Share following the vesting of such PRSUs and satisfaction of the other requirements contained herein. If the Participant’s employment with the Company and all of its Affiliates terminates before the date that all of the PRSUs vest and are distributed, his or her right to receive the Shares underlying the PRSUs will be only as provided in Section 5.

3.Vesting of PRSUs. The PRSUs granted hereunder shall vest as described in this Section 3.

a.Performance Period. The Performance Period for the PRSUs shall begin on November 1, 2020 and end on December 31, 2021. Specifically, the Company’s performance against the performance goals with respect to the Performance Measures set forth below will be measured (i) for Relative TSR, as of December 31, 2021 with respect to the entire Performance Period, and (ii) for Total Liquidity and Backlog, as of December 31, 2021.

b.Performance Measures. The PRSUs shall be earned based on three Performance Measures during the Performance Period, subject to Section 3(e):

i.One-third (1/3) of the PRSUs will be earned based on Total Liquidity;

ii.One-third (1/3) of the PRSUs will be earned based on Backlog; and

iii.One-third (1/3) of the PRSUs will be earned based on Relative TSR.

c.Definitions. For purposes of this Award Agreement:

i.“Total Liquidity” means the Company’s cash and cash equivalents on hand, plus available borrowing capacity under the Company’s committed revolving credit facility.

Exhibit 10.1
ii.“Backlog” means the Company’s estimated net sales over the next three years following the measurement date from formally awarded new programs, less lost and discontinued programs. This measure excludes the sales backlog at the Company’s non-consolidated joint ventures. The Company’s current sales backlog assumes volumes based on the independent industry projections of IHS Automotive and internal estimates.

iii.Relative TSR will be determined as follows:

(A)    “Absolute TSR” means the Company’s TSR during the Performance Period.

(B)    “Beginning Stock Price” means the average closing price of a Share or a share of the common stock of the Company or a member of the Peer Group, as applicable, for the period of twenty (20) trading days ending the last trading day to occur before the first day of the Performance Period.

(C)    “Ending Stock Price” means the average closing price of a Share or a share of the common stock of the Company or a member of the Peer Group for the last twenty (20) trading days during the Performance Period, with all dividends deemed reinvested as of the applicable ex-dividend date.

(D)    “Peer Group” means the companies listed on Exhibit A attached hereto. In the event that, during the Performance Period, a company in the Peer Group (i) (x) is acquired by another company or entity or (y) is otherwise no longer publicly traded, such company will be removed from the Peer Group for the Performance Period, or (ii) commences bankruptcy proceedings, such company will remain in the Peer Group and such company’s Ending Stock Price shall be deemed to be $0.

(E)    “Relative TSR” means the Company’s Absolute TSR, relative to the TSR of the members of the Peer Group during the Performance Period, expressed as a percentile ranking.

(F)    “TSR” means (Ending Stock Price minus Beginning Stock Price) divided by Beginning Stock Price.

iv.Total Liquidity, Backlog and Relative TSR are collectively referred to herein as the “Performance Measures.”

d.Performance Goals.

Total Liquidity (Weighted 1/3)	Backlog (Weighted 1/3)	Relative TSR (Weighted 1/3)

i.The PRSUs will be earned based on both (A) the achievement of the performance goals set forth above, and (B) subsequent satisfaction of the time-vesting requirement set forth in Section 3(e) below. The number of PRSUs, if any, actually earned based on performance, and that will remain subject to satisfaction of the time-vesting requirement set forth in Section 3(e) below, will be based on the

Exhibit 10.1
Company’s performance with respect to each Performance Measure, weighted as set forth in the table above.

ii.In the event that the Company’s actual performance with respect to a Performance Measure does not satisfy the performance goal for such measure, the PRSUs with respect to such Performance Measure will be forfeited and will be ineligible to vest in accordance with Section 3(e).

e.Time-Vesting Schedule. Any PRSUs that have satisfied the performance goals during the Performance Period will vest on the third anniversary of the Grant Date, subject to the provisions of Section 5.

4.    Rights as a Stockholder.

(a)    Unless and until a PRSU has satisfied all vesting requirements and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that PRSU or that Share.

(b)    If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of PRSUs credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account (“Account”) established for the Participant for bookkeeping purposes only on the books of the Company. The amounts credited to the Account will be credited as of the last day of each month with interest, compounded monthly, until the amount credited to the Account is paid to the Participant. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. The balance in the Account will be subject to the same terms regarding vesting, distribution and forfeiture as the Participant’s PRSUs awarded under this Award Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s PRSUs are delivered (or forfeited at the time that the Participant’s PRSUs are forfeited).

5.    Termination of Employment. Notwithstanding any language in the Plan or the Participant’s employment agreement to the contrary, the Participant’s right to receive the Shares underlying his or her PRSUs after termination of his or her employment will be only as follows:

(a)    Qualifying Retirement; Termination Without Cause or for Good Reason.

(i)    If the Participant experiences a Qualifying Retirement, is terminated by the Company without Cause or terminates his or her employment for Good Reason prior to the distribution of the Shares underlying any PRSUs, the Participant will be entitled to receive (subject to Sections 5(d) and 6) the Shares underlying any PRSUs that have then vested.

(ii)    If the Participant experiences a Qualifying Retirement, is terminated by the Company without Cause, or terminates his or her employment for Good Reason, in each case on or after the first anniversary of the Grant Date, and (A) if the Committee has not

Exhibit 10.1
yet approved and certified the Performance Measure results for the Performance Period, then (I) in the event that the Committee subsequently determines that one or more performance goals have been achieved, the applicable PRSUs will continue to vest as set forth in Section 3(e), or (II) in the event that the Committee subsequently determines that one or more performance goals have not been achieved, the Participant will forfeit the applicable PRSUs and the right to receive any Shares underlying such PRSUs, and (B) if the Committee has already approved and certified the Performance Measure results for the Performance Period at the time of such termination, then the PRSUs that were determined to be earned based on achievement of the performance goals will continue to vest as set forth in Section 3(e).

(iii)    If the Participant experiences a Qualifying Retirement, is terminated by the Company without Cause, or terminates his or her employment for Good Reason, in each case prior to the first anniversary of the Grant Date, the Participant will forfeit all PRSUs granted hereunder and the right to receive any Shares underlying such PRSUs.

(iv)    The Participant’s “Qualifying Retirement” date is the date of his or her retirement after (i) attaining a combination of years of age and service with the Company and its Affiliates (including service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service) or (ii) attaining age 62.

(b)    Death or Disability. If the Participant’s employment with the Company is terminated upon the Participant’s death or Disability, and (i) if the Committee has not yet approved and certified the Performance Measure results for the Performance Period, then (A) in the event that the Committee subsequently determines that one or more performance goals have been achieved, the Participant will, as soon as reasonably practicable thereafter, be entitled to receive the Shares underlying the PRSUs that were determined to be earned based on achievement of the performance goals, or (B) in the event that the Committee subsequently determines that one or more performance goals have not been achieved, the Participant will forfeit the applicable PRSUs and the right to receive any Shares underlying such PRSUs, and (ii) if the Committee has already approved and certified the Performance Measure results for the Performance Period at the time of such termination, the Participant will be immediately entitled to receive the Shares underlying the PRSUs that were determined to be earned based on achievement of the performance goals. If the Participant is a party to an employment or severance agreement with the Company, for purposes of this Section 5, the term “Disability” shall mean “Incapacity” as defined in the Participant’s employment or severance agreement, as applicable.

(c)    Certain Terminations Following a Change in Control. Notwithstanding any language in the Plan or the Participant’s employment agreement to the contrary, the PRSUs do not vest solely upon a Change in Control unless such Award is not assumed by the Company’s successor or converted to equivalent value awards upon substantially the same terms effective immediately following the Change in Control. However, if the Participant experiences a Qualifying Termination, and (i) if the Committee has not yet approved and certified the Performance Measure results for the Performance Period, then (A) in the event that the Committee subsequently determines that one or more performance goals have been achieved, the Participant will, as soon as reasonably practicable thereafter, be entitled to receive the Shares

Exhibit 10.1
underlying the PRSUs that were determined to be earned based on achievement of the performance goals, or (B) in the event that the Committee subsequently determines that one or more performance goals have not been achieved, the Participant will forfeit the applicable PRSUs and the right to receive any Shares underlying such PRSUs, and (ii) if the Committee has already approved and certified the Performance Measure results for the Performance Period at the time of such Qualifying Termination, the Participant will be immediately entitled to receive the Shares underlying the PRSUs that were determined to be earned based on achievement of the performance goals. A “Qualifying Termination” occurs if, within twenty-four (24) months following a Change in Control, the Participant (i) is terminated by the Company without Cause or (ii) terminates his or her employment with the Company for Good Reason.

For purposes of this Award Agreement, “Good Reason” shall have the same meaning as set forth in the Participant’s employment agreement with the Company or any Affiliate. If the Participant is not a party to an employment agreement with the Company or any Affiliate that defines such term, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i) any reduction by the Company in the Participant’s base salary or adverse change in the manner of computing the Participant’s incentive compensation opportunity, as in effect from time to time;

(ii) the failure by the Company to pay or provide to the Participant any amounts of base salary or earned incentive compensation or any benefits which are due, owing and payable to the Participant, or to pay to the Participant any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

(iii) the failure by the Company to continue to provide the Participant with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which the Participant is participating at the date of this Award Agreement;

(iv) except on a temporary basis due to the Participant’s Disability, a material adverse change in the Participant’s responsibilities, position, reporting relationships, authority or duties. For purposes of clarification, the Participant agrees that it will not be a material adverse change for the Company to reassign the Participant to a position with at least substantially similar responsibilities and authority; or

(v) the transfer of the Participant’s principal place of employment to a location fifty (50) or more miles from its location immediately preceding the transfer.

Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in the Participant’s notice of termination of employment given to the Company (the “Notice of Termination”): (x) the Participant failed to provide a Notice of Termination to the Company within sixty (60) days of the date the Participant knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the date of termination of employment, or (z) the Participant gives his or her express written consent to the circumstances or events.

(d)    Other Termination of Employment; Violation of Restrictive Covenants. If the Participant violates any of the restrictive covenants contained in Section 7 of this Award

Exhibit 10.1
Agreement or any similar covenants in any employment or severance agreement of the Participant, the Participant will forfeit the right to receive Shares underlying any PRSUs, whether vested or unvested. If the Participant’s employment with the Company is terminated for any reason other than the reasons specified in subsections (a) – (c) above (including termination by the Company for Cause or his or her voluntary termination of employment for any reason), the Participant will forfeit the right to receive Shares underlying any PRSUs, whether vested or unvested.

6.    Timing and Form of Payment.

(a)    Following the end of the Performance Period, the Committee will approve and certify the Performance Measure results and will determine how many PRSUs will remain eligible to vest in accordance with Section 3(e) and for subsequent distribution of the underlying Shares as set forth in Section 6(b) below.

(b)    Except as provided in Sections 5(b) or 5(c) and subject to compliance with Section 5(d), a Share will be distributed for each PRSU that has satisfied the applicable performance goal on the later to occur of the date the Participant reaches age 62 and the vesting date for the PRSU set forth in Section 3(e); provided, that such distribution of Shares will occur (i) with respect to a Participant’s Qualifying Retirement, on the earlier to occur of (A) the third anniversary of the Participant’s Qualifying Retirement date or (B) the date that the Participant reaches age 62 (or such later PRSU vesting date set forth in Section 3(e), if applicable), or (ii) with respect to the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason after the Participant has attained a combination of years of age and service with the Company and its Affiliates of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service), on the earlier to occur of (A) the third anniversary of the date of the Participant’s termination of employment; or (B) the date that the Participant reaches age 62 (or such later PRSU vesting date set forth in Section 3(e), if applicable). Delivery of the Share underlying such vested PRSU will be made as soon as administratively feasible after it becomes distributable in accordance with the preceding sentence. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership with respect to the Shares at that time.
7.    Restrictive Covenants.

(a)    Noncompetition. The Participant agrees not to directly or indirectly engage in any Competitive Activity during the period of his employment with the Company and its Affiliates and for a period of two (2) years after the termination of the Participant’s employment with the Company and its Affiliates (or such lesser period expiring upon final distribution of Shares in accordance with the terms of this Award Agreement). For purposes of this Award Agreement, the term “Competitive Activity” shall mean the Participant’s participation as an employee, director or consultant, without the written consent of the Board or any authorized committee thereof, in the management of any business enterprise anywhere in the world if such enterprise is a “Significant Customer” of any product or service of the Company or any of its Affiliates or engages in competition with any product or service of the Company or any of its Affiliates (including without limitation any enterprise that is a supplier to an original equipment automotive vehicle manufacturer) or is planning to engage in such competition. For purposes of this Award

Exhibit 10.1
Agreement, the term “Significant Customer” shall mean any customer who represents in excess of 5% of the Company’s sales or any of its Affiliate’s sales in any of the three calendar years prior to the date of determination. “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing 5% or less of the total voting power and 5% or less of the total value of such an enterprise. The Participant agrees that the Company is a global business and that it is appropriate for this Section 7(a) to apply to Competitive Activity conducted anywhere in the world.

The Participant acknowledges and agrees that damages in the event of a breach or threatened breach of the covenant not to compete in this Section 7(a) will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. The Participant and the Company agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

(b)    Nonsolicitation. The Participant shall not directly or indirectly, either on the Participant’s own account or with or for anyone else, solicit or attempt to solicit any of the Company’s customers or any of its Affiliate’s customers, solicit or attempt to solicit for any business endeavor or hire or attempt to hire any employee of the Company or any of its Affiliates, or otherwise divert or attempt to divert from the Company or any of its Affiliates any business whatsoever or interfere with any business relationship between the Company or any of its Affiliates and any other person, for a period of two (2) years after the termination of the Participant’s employment with the Company and its Affiliates (or such lesser period expiring upon final distribution of Shares in accordance with the terms of this Award Agreement).

8.    Assignment and Transfers. The Participant may not assign, encumber or transfer any of his or her rights and interests under the Award described in this Award Agreement, except, in the event of his or her death, by will or the laws of descent and distribution. The Company may assign any of its rights and interests hereunder.

9.    Withholding Tax. The Company and any Affiliate will have the right to retain Shares or cash that are distributable to the Participant hereunder to the extent necessary to satisfy any withholding taxes, whether federal, state or local, triggered by the distribution of Shares or cash pursuant to the Award reflected in this Award Agreement.

10.    Securities Law Requirements.

(a)    The PRSUs are subject to the further requirement that, if at any time the Committee determines in its discretion that the listing or qualification of the Shares subject to the PRSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares under it, then Shares will not be issued under the PRSUs, unless the necessary listing, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

Exhibit 10.1
(b)    No person who acquires Shares pursuant to the Award reflected in this Award Agreement may, during any period of time that person is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”)) sell the Shares, unless the offer and sale is made pursuant to (i) an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act. With respect to individuals subject to Section 16 of the Exchange Act, transactions under this Award are intended to comply with all applicable conditions of Rule 16b-3, or its successors under the Exchange Act. To the extent any provision of the Award or action by the Committee fails to so comply, the Committee may determine, to the extent permitted by law, that the provision or action will be null and void.

11.    No Limitation on Rights of the Company. Subject to Sections 4.3 and 15.2 of the Plan, the grant of the Award described in this Award Agreement will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.    Plan, PRSUs and Award Not a Contract of Employment. Neither the Plan, the PRSUs nor any other right or interest that is part of the Award reflected in this Award Agreement is a contract of employment, and no terms of employment of the Participant will be affected in any way by the Plan, the PRSUs, the Award, this Award Agreement or related instruments, except as specifically provided therein. Neither the establishment of the Plan nor the Award will be construed as conferring any legal rights upon the Participant for a continuation of employment, nor will it interfere with the right of the Company or any Affiliate to discharge the Participant and to treat him or her without regard to the effect that treatment might have upon him or her as a Participant.

13.    No Guarantee of Future Awards. This Award Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

14.    Participant to Have No Rights as a Stockholder. Except as provided in Section 4 above, the Participant will have no rights as a stockholder with respect to any Shares subject to the PRSUs prior to the date on which he or she is recorded as the holder of those Shares in the records of the Company.

15.    Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: General Counsel and, in the case of the Participant, to the last known address of the Participant in the Company’s records.

16.    Governing Law. Unless preempted by federal law, this Award Agreement and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.

17.    Code Section 409A. Notwithstanding any other provision in this Award Agreement, if the Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the

Exhibit 10.1
time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death.
18.    Claims Procedures. The Participant may contact the Company’s Vice President, Compensation and Benefits at 21557 Telegraph Road, Southfield, Michigan, 48033, Attention: Vice President, Compensation and Benefits for a copy of the Company’s claims procedures with respect to this Award.

19.    Incentive Compensation Recoupment Policy. Notwithstanding any provision in the Plan or in Award Agreement to the contrary, the Award is subject to the Incentive Compensation Recoupment Policy established by the Company, as amended from time to time.

20.    Plan Document Controls. The rights granted under this Award Agreement are subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. Except with respect to the vesting, termination and change in control provisions contained in Sections 3 and 5 of this Award Agreement (which expressly supersede contrary terms contained in the Plan), if the terms of this Award Agreement conflict with the terms of the Plan document, the Plan document will control.

21.    Acceptance of Terms. The Company’s issuance to the Participant of the PRSUs hereunder is conditioned upon the Participant’s timely electronic acceptance of the terms and conditions set forth in this Award Agreement, in no event later than sixty (60) days following the Grant Date (the “Acceptance Deadline”). Failure to accept this Award Agreement by the Acceptance Deadline will result in cancellation of the PRSUs, and the Participant shall have no rights to the PRSUs if he or she does not accept these terms by the Acceptance Deadline.

* * *

Exhibit 10.1
By signing below, the Participant expressly agrees to the terms of this Award Agreement. For purposes of this Award only, any contrary provisions in the Participant’s employment agreement or in the Plan regarding the vesting of equity awards in the event of the Participant’s termination of employment or upon a Change in Control are hereby expressly superseded by the terms of this Award Agreement.

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date and year first above written.

LEAR CORPORATION

By:

Name:

Title:

PARTICIPANT:

[NAME]

Exhibit 10.1

EXHIBIT A
Peer Group